                         AMENDMENT TO CUSTODY AGREEMENT


         Amendment made as of this 17th day of April, 1996 by and between Dean Witter Tax-Free Daily Income Trust (the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

         Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

         "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking institution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

         8. (b) The Custodian shall not be liable for any loss which results from (i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

         8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

                                       DEAN WITTER TAX-FREE DAILY INCOME TRUST


[SEAL]                                 By: /s/ David Hughey
                                          ---------------------------
                                               David Hughey

Attest:

/s/ R.M. Scanlan
---------------------------
    R.M. Scanlan

                                       THE BANK OF NEW YORK


[SEAL]                                 By: /s/ S. Grunstan
                                          ---------------------------
                                               S. Grunstan

Attest:

/s/ V. Blazewicz
---------------------------
    V. Blazewicz

                   SCHEDULE A

COUNTRY/MARKET                  SUBCUSTODIAN
--------------                  ------------

Argentina                       The Bank of Boston
Australia                       ANZ Banking Group Limited
Austria                         Girocredit Bank AG
Bangladesh*                     Standard Chartered Bank
Belgium                         Banque Bruxelles Lambert
Botswana*                       Stanbic Bank Botswana Ltd.
Brazil                          The Bank of Boston
Canada                          Royal Trust/Royal Bank of Canada
Chile                           The Bank of Boston/Banco de Chile
China                           Standard Chartered Bank
Colombia                        Citibank, N.A.
Denmark                         Den Danske Bank
Euromarket                      CEDEL
                                Euroclear
                                First Chicago Clearing Centre
Finland                         Union Bank of Finland
France                          Banque Paribas/Credit Commercial de France
Germany                         Dresdner Bank A.G.
Ghana*                          Merchant Bank Ghana Ltd.
Greece                          Alpha Credit Bank
Hong Kong                       Hong Kong and Shanghai Banking Corp.
Indonesia                       Hong Kong and Shanghai Banking Corp.
Ireland                         Allied Irish Bank
Israel                          Israel Discount Bank
Italy                           Banca Commerciale Italiana
Japan                           Yasuda Trust & Banking Co., Ltd.
Korea                           Bank of Seoul
Luxembourg                      Kredietbank S.A.
Malaysia                        Hong Kong Bank Malaysia Berhad
Mexico                          Banco Nacional de Mexico (Banamex)
Netherlands                     Mees Pierson
New Zealand                     ANZ Banking Group Limited
Norway                          Den Norske Bank
Pakistan                        Standard Chartered Bank
Peru                            Citibank, N.A.
Philippines                     Hong Kong and Shanghai Banking Corp.
Poland                          Bank Handlowy w Warsawie
Portugal                        Banco Comercial Portugues
Singapore                       United Overseas Bank
South Africa                    Standard Bank of South Africa Limited
Spain                           Banco Bilbao Vizcaya
Sri Lanka                       Standard Chartered Bank

                   SCHEDULE A

COUNTRY/MARKET                  SUBCUSTODIAN
--------------                  ------------

Sweden                          Skandinaviska Enskilda Banken
Switzerland                     Union Bank of Switzerland
Taiwan                          Hong Kong and Shanghai Banking Corp.
Thailand                        Siam Commercial Bank
Turkey                          Citibank, N.A.
United Kingdom                  The Bank of New York
United States                   The Bank of New York
Uruguay                         The Bank of Boston
Venezuela                       Citibank, N.A.
Zimbabwe*                       Stanbic Bank Zimbabwe Ltd.






* Not yet 17(f)5 compliant